OBSERVER RIGHTS AGREEMENT
This Observer Rights Agreement (this “Agreement”) is dated as of October 26, 2018 by and between MidSouth Bancorp, Inc., a Louisiana corporation (the “Company”), and Jacobs Asset Management, LLC (“JAM”).
WHEREAS, JAM is the investment manager or adviser to certain private investment funds and managed accounts (JAM “clients”) that collectively Beneficially Own approximately 7% of the outstanding shares of the Company’s common stock; and
WHEREAS, JAM has requested that it be granted certain information and observation rights with respect to the board of directors of the Company (the “Board”); and
WHEREAS, the Board has determined that granting JAM such information and observation rights on the terms and conditions hereof is in the best interests of the Company;
NOW THEREFORE, the Company and JAM agree as follows:
1.During the term of this Agreement, JAM shall be entitled to designate one person as an observer (the “Board Observer”) to the Board; provided that any such Board Observer shall be reasonably acceptable to the Company (and the Company acknowledges that Adam Aspes and Daniel Oxman are reasonably acceptable to the Company) and shall have executed and delivered to the Company a copy of the Acknowledgement and Agreement to be Bound in the form attached hereto as Exhibit A (the “Acknowledgement”). The initial Board Observer shall be Adam Aspes; provided that JAM shall be entitled to, upon written notice to the Company, replace the then-present Board Observer with a new Board Observer. The Board Observer shall have the right to attend all meetings of the Board and committees thereof (in each case whether in person, by telephone or otherwise) in a non-voting observer capacity, and the Company shall provide the Board Observer with information rights equivalent to those of a Board member, subject to the provisions hereof. Regardless of the foregoing, the Company shall have the right to exclude the Board Observers from meetings of the Board or committees thereof or omit to provide the Board Observer with certain information and materials if (but only to the extent) the Company’s legal counsel or a majority of the Board determines in good faith that such exclusion or omission is necessary in order to (i) preserve attorney-client privilege, (ii) comply with its fiduciary obligations under applicable law, (iii) comply with applicable law or regulation, including to protect confidential supervisory information under any order, notice or regulation of a bank regulatory authority, or (iv) address any conflict of interest. In the event that the Board Observer is excluded from a meeting of the Board or a committee thereof, the Company shall inform the Board Observer of the general nature of the subject matter discussed and explain the Board’s rationale for the decision to exclude the Board Observer.
2.The Company shall provide to the Board Observer notice of any and all Board meetings and, subject to the provisions and exclusions hereof (including, without limitation, the exclusions described in Section 1 hereof), a copy of the materials provided to all members of the Board and the committees thereof at the time such materials are provided to members of the Board and such committees, including without limitation, the minutes of all Board meetings and committee meetings (all of which information shall be subject to the confidentiality provisions set forth in Section 3 hereof).
3.a.    The Board Observer agrees that he or she will hold all Evaluation Material in strict confidence and will not disclose or divulge any such information to any person or entity, or use such information for any purpose other than to monitor and seek to enhance the value of the investments of JAM’s clients in the Company and other than in connection with his status as a Board Observer. For purposes of this Agreement, the term “Evaluation Material” means any and all information concerning or relating to the Company or any of its subsidiaries or affiliates that is furnished to the Board Observer in his or her capacity as a Board Observer (regardless of the manner in which it is furnished, including in written or electronic format or orally, gathered by visual inspection or otherwise), together with all notes, analyses, reports, models, compilations, studies, interpretations, documents, records or extracts thereof containing, referring, relating to, based upon or derived from such information, in whole or in part. The term “Evaluation Material” shall not include such information that (a) can be shown to have been or becomes available to the Board Observer on a non-confidential basis from a source other than the Company or any of its affiliates not known by the Board Observer, JAM or any of their respective affiliates or Representatives to be bound by an agreement or obligation of confidentiality with respect to such information, (b) is or becomes generally available to the public other than as a result of a disclosure by the Board Observer, JAM or any of their respective affiliates or Representatives in violation of this Agreement, or (c) has been or is independently developed by the Board Observer, JAM or any of their respective affiliates or Representatives without the use of any Evaluation Material. Notwithstanding the foregoing, the Board Observer may provide Evaluation Material to any JAM officer or employee (each, a “Representative”) who has a need to know such information provided that any such Representative provided with any such information shall keep it confidential to the same extent as the Board Observer is required under this Agreement and use it only for such purposes as the Board Observer is permitted to use it under this Agreement; and, in any event, JAM shall be responsible for any non-compliance with such confidentiality and use requirements by any Board Observer or Representative who is provided with such information. In furtherance, and not in limitation, of the foregoing, JAM and the Board Observer shall, and shall instruct their Representatives to, use all reasonable and prudent efforts to protect and safeguard the Evaluation Material from disclosure to at least the same extent that they do so with respect to JAM’s own confidential information.

b.     In the event that JAM, the Board Observer or any Representative becomes legally compelled to disclose any Evaluation Material, JAM and the Board Observer agree, unless prohibited by law, to provide the Company with reasonable advance notice under the circumstances prior to any such disclosure to enable the Company to seek a protective order or other appropriate remedy (and if the Company seeks such an order or other remedy, JAM and the Board Observer will provide such cooperation as the Company shall reasonably request, at the Company’s sole cost and expense). If in the absence of a protective order or the receipt of a waiver hereunder JAM, the Board Observer or such Representative is nonetheless, based on the advice of the Board Observer’s or JAM’s legal counsel, required to disclose any such information, JAM, the Board Observer or such Representative, as the case may be, may make the required disclosure (solely to the extent required) without liability under this Agreement. In no event will JAM, the Board Observer or any of their Representatives oppose action by the Company to obtain a protective order or other remedy to prevent the disclosure of Evaluation Material or to obtain reliable assurance that confidential treatment will be accorded the Evaluation Material. For the avoidance of doubt, it is understood that there shall be no “legal requirement” requiring JAM, the Board Observer or any of their Representatives to disclose any Evaluation Material solely by virtue of the fact that, absent such disclosure, any of them or any of their respective affiliates, or any of JAM’s clients, would be prohibited from purchasing, selling or engaging in derivative or other voluntary transactions with respect to, the Company’s common stock or the securities of any other company or otherwise proposing or making an offer to do any of the foregoing, or any of them would be unable to file any proxy materials in compliance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the rules and regulations promulgated thereunder. In addition, nothing contained in this Agreement shall require any notice to be given or limit or prohibit the Board Observer, JAM or any such Representative from providing any information demanded or requested in the course of a routine examination or inquiry by a regulatory authority having jurisdiction over the Board

Observer, JAM, JAM’s clients or such Representative so long as such examination or inquiry is not known by the Board Observer, JAM or any such Representative to be targeted at the Company or any of its affiliates or JAM’s clients’ investment in the Company.

c.    JAM and the Board Observer acknowledge that (a) none of the Company or any of its representatives makes any representation or warranty, express or implied, as to the accuracy or completeness of any Evaluation Material, and (b) none of the Company or any of its representatives shall have any liability to JAM, the Board Observer, any JAM client, any Representative of JAM or the Board Observer or any of their respective affiliates relating to or resulting from the use of the Evaluation Material or any errors therein or omissions therefrom.

d.    All Evaluation Material shall remain the property of the Company. No other person shall by virtue of any disclosure of and/or use of any Evaluation Material acquire any rights with respect thereto, all of which rights shall remain exclusively with the Company. At any time after the date on which this Agreement has been terminated pursuant to Section 10 hereof, JAM and the Board Observer will promptly return to the Company or destroy all hard copies of the Evaluation Material and use reasonable best efforts to permanently erase or delete all electronic copies of the Evaluation Material in their or any of their Representatives’ possession or control (and, upon the request of the Company, shall certify to the Company in writing that such Evaluation Material has been erased or deleted, as the case may be); provided, however, that JAM shall be entitled to retain copies of the Evaluation Material to the extent required by applicable law or regulation or by its internal document retention and compliance policies. Notwithstanding the return or erasure or deletion of Evaluation Material, the Board Observer, JAM and their Representatives will continue to be bound by the obligations contained herein.

e.    The Board Observer and JAM hereby acknowledge that they are aware that the United States securities laws prohibit any person who has received from an issuer any material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

f.    The Board Observer and JAM agree that, while this Agreement is in effect, neither the Board Observer nor JAM will purchase or sell securities of the Company (including for the account of JAM’s clients) other than (i) at times when members of the Board are permitted to purchase or sell Company securities (i.e., during “trading windows”) or (ii) in a transaction that a member of the Board would otherwise be permitted to effect pursuant to the Company’s policy on securities transactions by members of the Board (the “Trading Policy”). The Company represents and warrants to the Board Observer and JAM that it has provided to them a true and complete copy of the Trading Policy and agrees to provide to the Board Observer and JAM promptly from time to time (but in no event later than when provided to members of the Board), including for a period ending on the six (6) months following the time when the Board Observer ceases to have observer rights pursuant to Section 1 of this Agreement, copies of all updates to the Trading Policy and all notices provided to members of the Board concerning the closing of a trading window or the failure of a trading window to open and the opening or re-opening of any trading window under the Trading Policy. Notwithstanding the foregoing agreements in this Section 3(f), neither the Board Observer, JAM nor JAM’s clients shall be subject to the Trading Policy.

4.During the term of this Agreement, JAM and the Board Observer shall not, and shall cause their respective Representatives and affiliates not to, directly or indirectly:

a.    acquire, offer, seek or propose to acquire, or agree to acquire, by purchase or otherwise, Beneficial Ownership of Company common stock if after giving effect to such acquisition JAM and its clients and their respective affiliates would collectively Beneficially Own more than 9.99% of the outstanding shares of Company common stock; provided, that, (i) upon the written consent from the Federal Reserve Board, JAM and its clients and their respective affiliates may acquire shares of Company common stock resulting in Beneficial Ownership greater than 9.99%; and (ii) nothing herein will require Company common stock to be sold to the extent that JAM and its clients and their respective affiliates, collectively, exceed the ownership limit under this clause (a) as the result of a share repurchase or similar Company action that reduces the number of outstanding shares of Company common stock;

b.    make, or in any way participate, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the Securities and Exchange Commission (the “SEC”)), or seek to advise or influence any person with respect to the voting of (including engaging in any withhold the vote campaign) any Company common stock;

c.    separately or in conjunction with any other person, submit a proposal for or offer of (with or without conditions) (including to the Board if any such proposal would reasonably be expected to be required to be disclosed by JAM, the Board Observer or the Company), any Extraordinary Transaction. “Extraordinary Transaction” means any of the following involving the Company or any of its subsidiaries or its or their securities or a material amount of the assets or businesses of the Company or any of its subsidiaries: any tender offer or exchange offer, merger, acquisition, business combination, reorganization, restructuring, recapitalization, spin-off, split-off, licensing, sale or acquisition of, or joint venture or other partnership with respect to, material assets, sale or purchase of securities, liquidation or dissolution, or any similar transaction;

d.    form, join or in any way participate in a 13D Group with any person other than the Board Observer, JAM, JAM’s clients or any of their respective affiliates;

e.    present at any annual meeting or any special meeting of the Company’s shareholders or through action by written consent any proposal for consideration for action by shareholders, conduct any shareholder referendum, seek to call a special meeting of the Company’s shareholders, propose any nominee for election to the Board or seek the removal of any member of the Board;

f.    grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for an annual meeting or a special meeting) or deposit any of the Company common stock (or any securities convertible into, exchangeable for or otherwise exercisable to acquire such common stock) held by any of them in a voting trust or other arrangement of similar effect, or subject them to a voting agreement or other arrangement of similar effect;

g.    make or issue, or cause to be made or issued, any public disclosure, statement or announcement (including the filing or furnishing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (x) in support of any solicitation described in clause (b) above or otherwise inconsistent with the restrictions set forth in this Section 4, or (y) negatively commenting upon the Company, including the Company’s corporate strategy, business, corporate activities, Board or management (and including making any statements critical of the Company’s business, strategic direction, capital structure or compensation practices);

h.     institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;

i.    make any request under Section 1-1602 of the Louisiana Business Corporation Act;

j.    other than in open market transactions where the identity of the purchaser is not known and in underwritten widely dispersed public offerings, sell shares of Company common stock representing 5% or more of the outstanding shares of Company common stock to a single purchaser (or group of affiliated purchasers) or any 13D Group or sell shares of Company common stock to any single purchaser (or group of affiliated purchasers) or any 13D Group if, to JAM’s knowledge, as a result thereof such purchaser (or group of affiliated purchasers) or 13D Group would Beneficially Own 5% or more of the outstanding shares of Company common stock;

k.     request the Company or any of its representatives, directly or indirectly, to amend or waive any provision of this Section 4, in each case which would reasonably be expected to result in a public announcement of such request;

l.    enter into any discussions, negotiations, agreements or undertakings with any person with respect to the foregoing or advise, assist, encourage or seek to persuade others to take any action with respect to any of the foregoing.

JAM and the Board Observer agree to promptly advise the Company if they receive an approach or inquiry regarding a potential proposed acquisition or proxy contest with respect to the Company.

5.JAM and the Board Observer represent and warrant that they, together with their affiliates and JAM’s clients, Beneficially Own 1,166,457 shares of the Company’s common stock as of the date of this Agreement.
6.The Company will reimburse JAM for its actual out-of-pocket expenses incurred in connection with this matter, in an amount not to exceed $50,000, within ten business days of receiving reasonably satisfactory documentation with respect to such expenses. The Company will also reimburse reasonable out-of-pocket pre-approved travel expenses incurred by the Board Observer in connection with attending meetings of the Board as well as pre-approved travel expenses related to the Company for non-Board related issues.

7.No failure or delay by the Company in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, and no modification hereof shall be effective, unless in writing and signed by all parties hereto.

8.This Agreement shall be governed by, and construed in accordance with, the laws of the State of Louisiana, without giving effect to choice of law doctrines, and can be amended only in writing and by joint agreement of JAM and the Company. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the Agreement. Each of the parties hereto consents to personal jurisdiction in such State and voluntarily submits to the jurisdiction of the courts of such State in any action or proceeding with respect to this Agreement, including the federal district courts located in such State. Each party agrees that it/him may be served with process at the address set forth on the signature page hereof, and further agrees not to commence any action, suit or proceeding related hereto except in such courts.

9.This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement. One or more counterparts of this Agreement may be delivered by telecopier or .pdf electronic transmission, with the intention that they shall have the same effect as an original counterpart hereof.

10.This Agreement and (subject to the next following sentence) the rights granted herein, shall terminate upon the earliest of (i) following the nine (9) month anniversary of the date of this Agreement, the Board Observer’s delivery of written notice to the Company that he has terminated this Agreement; (ii) following the second (2nd) anniversary of the date of this Agreement, the Company’s delivery of written notice to the Board Observer that it has terminated this Agreement; and (iii) following JAM ceasing to be the Beneficial Owner of 5.0% or more of the outstanding common stock of the Company (subject to adjustment in the event of a stock split, dividend or similar event), the Company’s delivery of written notice to the Board Observer that it has terminated this Agreement. The obligations pursuant to Section 3 hereof relating to the confidentiality and use of information shall survive any termination of this Agreement for a period of 12 months and the obligations of the Company pursuant to Section 3(f) shall survive any termination of this Agreement for a period of 6 months.

11.Nothing in this Agreement shall render the Board Observer a fiduciary of the Company or of any affiliate, shareholder or creditor of the Company.

12.The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (without bond) to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of this Agreement expressly waives any defense that a remedy in damages would be adequate.
13.For purposes of this Agreement, the term:

a.    “13D Group” means any group of persons formed for the purpose of acquiring, holding, voting or disposing of shares of Company common stock (or any securities convertible, exchangeable for or otherwise exercisable to acquire such Company common stock) which would be required under Section 13(d) of the Exchange Act, and the rules and regulations promulgated thereunder, to file a statement on Schedule 13D pursuant to Rule 13d-l(a) or Schedule 13G pursuant to Rule 13d-1(c) with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned (within the meaning set forth in Rule 13d-3 or Rule 13d-5(b)(1) of the rules and regulations promulgated under the Exchange Act) shares of Company common stock representing more than 5% of the shares thereof then outstanding.

b.    “Beneficially Own,” “Beneficial Owner” or “Beneficial Ownership” shall have the meaning (or the correlative meaning, as applicable) set forth in Rule 13d-3 and Rule 13d-5(b)(1) of the rules and regulations promulgated under the Exchange Act; provided that, “Beneficially Own” and “Beneficial Ownership” shall include securities which are beneficially owned, directly or indirectly, by a person as a Receiving Party; provided further, that the number of shares of Company common stock that a person is deemed to beneficially own pursuant to this proviso in connection with a particular Derivatives Contract shall not exceed the number of Notional Common Shares with respect to such Derivatives Contract.

c.    “Derivatives Contract” shall mean a contract between two parties (the “Receiving Party” and its counterparty) that is designed to produce economic benefits and risks to the Receiving Party that correspond substantially to the ownership by the Receiving Party of a number of shares of Company common stock specified or referenced in such contract (the number corresponding to such economic benefits and risks, the “Notional Common Shares”), regardless of whether (i) obligations under such contract are required or permitted to be settled through the delivery of cash, shares of Company common stock or other property or (b) such contract conveys any voting rights in shares of Company common stock, without regard to any short or similar position under the same or any other Derivatives Contract. For the avoidance of doubt, interests in broad-based index options, broad-based index futures and broad-based publicly traded market baskets of stocks approved for trading by the appropriate federal governmental authority shall not be deemed to be Derivatives Contracts.

d.    “person” shall be broadly interpreted to include the media, the internet and any individual, corporation, partnership, limited liability company, group, trust, estate, joint venture, organization and any governmental, administrative, arbitral or regulatory representative or authority (including any court) or other entity of any kind or nature.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and JAM have caused this Agreement to be executed as of the date first set forth above.

MIDSOUTH BANCORP, INC.

By: /s/ D. Michael Kramer
Name: D. Michael Kramer
Title: Director

JACOBS ASSET MANAGEMENT, LLC

By: /s/ Sy Jacobs______________________
Name: Sy Jacobs
Title: Managing Member

EXHIBIT A
ACKNOWLEDGEMENT AND AGREEMENT TO BE BOUND
This Acknowledgement and Agreement to be Bound (“Acknowledgement”) is given by the undersigned as a representative designated by Jacobs Asset Management, LLC (“JAM”) to act as the Board Observer pursuant to that certain Observer Rights Agreement by and between MidSouth Bancorp, Inc. (the “Company”) and JAM, dated as of October 26, 2018 (the “Agreement”). Capitalized terms used, but not defined, herein have the meanings ascribed thereto in the Agreement.

1.    By his execution of this Acknowledgement, the undersigned acknowledges and agrees:
a.    That he has received and reviewed a copy of the Agreement and that his execution of this Acknowledgement is a condition precedent to his appointment as the Board Observer under the Agreement.

b.    To treat any Evaluation Material obtained by him from the Company (or any director, officer, employee or agent thereof) in accordance with Section 3 of the Agreement.

c.    That either JAM or the undersigned may terminate the undersigned's service as the Board Observer at any time, with or without cause. If the undersigned ceases to serve as the Board Observer, he shall (a) no longer be entitled to exercise any rights afforded to the Board Observer under the Agreement and (b) as promptly as practicable (but in any event not later than two business days thereafter) deliver all physical materials containing or consisting of Evaluation Material in his possession or control to JAM.

2.    Upon the written request of the Company or JAM, the undersigned will promptly execute and deliver any and all further instruments and documents and take such further action as such party deems necessary to effect the purposes of this Acknowledgement.
3.    No provision of this Acknowledgement may be amended, modified or waived, except in a writing signed by the undersigned and the Company. The invalidity or unenforceability of any provision of this Acknowledgement shall not affect the validity or enforceability of any other provision, and if any restriction in this Acknowledgement is found by a court to be unreasonable or unenforceable, then such court may amend or modify the restriction so it can be enforced to the fullest extent permitted by law. This Acknowledgement may be executed by electronic signature in any number of counterparts, each of which together shall constitute one and the same instrument.
4.    The undersigned acknowledges and agrees that irreparable damage would occur in the event that the provisions contained in the Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled (without bond) to seek an injunction or injunctions to prevent breaches of the Agreement and to enforce specifically the terms and provisions thereof, this being in addition to any other remedy to which they may be entitled by law or equity, and any party sued for breach of the Agreement expressly waives any defense that a remedy in damages would be adequate.
5.    Section 8 of the Agreement shall be applicable to this Acknowledgement, and the undersigned hereby agrees to be bound thereby, as if set forth herein. If any notice, request, demand or other communication is given to the undersigned under this Acknowledgement, it shall be given to him at his address set forth on the signature page hereto or such other address as the undersigned shall have provided in writing to the Company and JAM in writing.

IN WITNESS WHEREOF, the undersigned has executed this Acknowledgement as of the date first above written.

_____________________________________ Print Name: [BOARD OBSERVER NAME] Address: [ADDRESS OF OBSERVER] Date: [DATE]

ACKNOWLEDGED AND ACCEPTED as of this __ day of _______________, 20__:

MIDSOUTH BANCORP, INC.

By:___________________________________
Name:
Title:

JACOBS ASSET MANAGEMENT, LLC

By: __________________________________
Name:
Title:

[Signature page to Acknowledgement and Agreement to be Bound]